Exhibit 99.1

Contact:	Gary Thompson - Media	Jennifer Garrison - Investors
	Caesars Entertainment Corporation	Caesars Entertainment Corporation
	(702) 407-6529	(702) 407-6407
Caesars Entertainment Reports Financial Results for the Second Quarter 2013

LAS VEGAS, July 29, 2013 - Caesars Entertainment Corporation (NASDAQ: CZR) today reported the following second quarter 2013 results.

•	Significant progress made in development of Las Vegas hospitality corridor, including The LINQ and High Roller

•	Challenging conditions in the gaming industry impact second quarter gaming results; positive underlying trends in food and beverage and hotel are emerging

•	Financing closed and ground broken in July 2013 for Horseshoe Baltimore, scheduled to open in third quarter 2014

•	Strategic transaction to form Caesars Growth Partners and Caesars Acquisition Company moves forward

•	Company buys back approximately $275 million face value of debt, and maintains $1.9 billion in liquidity

Summary Financial Data
The table below highlights certain GAAP and non-GAAP financial measures:

	Quarter Ended June 30,		Percent Favorable/ (Unfavorable)	Six Months Ended June 30,		Percent Favorable/ (Unfavorable)
(In millions, except per share data)	2013	2012		2013	2012
Net revenues (1)	$2,158.2	$2,163.7	(0.3)%	$4,301.2	$4,369.8	(1.6)%
Income from operations (1), (2)	125.3	189.1	(33.7)%	267.0	250.4	6.6%
Loss from continuing operations, net of income taxes (1)	(208.9)	(161.3)	(29.5)%	(384.8)	(449.7)	14.4%
Loss from discontinued operations, net of income taxes	(0.3)	(80.5)	99.6%	(41.4)	(73.2)	43.4%
Net loss attributable to Caesars	(212.2)	(241.7)	12.2%	(430.1)	(522.3)	17.7%
Basic and diluted loss per share (3)	(1.69)	(1.93)	12.4%	(3.43)	(4.17)	17.7%
Property EBITDA (4)	492.8	518.3	(4.9)%	979.9	1,074.8	(8.7)%
Adjusted EBITDA (5)	470.5	512.4	(8.2)%	940.2	1,035.6	(9.2)%
(1) - (5) See footnotes following Caesars Entertainment Operating Company, Inc. results later in this release.

Management Commentary

“We reached a number of key milestones against our strategic initiatives in recent months, including breaking ground on Horseshoe Baltimore; setting a new attendance record at the World Series of Poker; beginning construction on our meetings facility in Atlantic City; and executing on our hospitality investments in Las Vegas,” said Gary Loveman, chairman, chief executive officer and president of Caesars Entertainment Corporation.

“We are also making progress on our strategic transaction to form Caesars Acquisition Company and Caesars Growth Partners and have proactively improved our liquidity profile and balance sheet,” Loveman said.

“While challenging conditions in the gaming industry impacted our gaming revenues during the second quarter, we are beginning to observe positive underlying trends resulting directly from the investments we've made to enhance our hospitality footprint, particularly in Las Vegas,” Loveman said. “Our performance also reflects our focus on managing operating expenses without sacrificing service.”

Loveman concluded, “We are excited about our prospects in 2014 and beyond, particularly in light of the improving economic conditions and consumer sentiment, favorable underlying business trends and projects that are scheduled to come online.”

Consolidated Financial Results

Net Revenues

Net revenues were relatively flat in the second quarter 2013 compared with the second quarter 2012. The decline in casino revenues of $116.8 million, or 7.5%, was largely offset by increases in non-gaming revenues, coupled with lower promotional allowances. The decline in casino revenues was driven by lower overall visitation to the Company's properties resulting from increased competition in Atlantic City and our other U.S. regional markets outside of Las Vegas and an elimination of marketing activities identified as less profitable. Additionally, on a comparative basis, the Company experienced lower hold percentages in Las Vegas, partially offset by higher hold percentages in Atlantic City and other regional markets, which also contributed to lower casino revenues.

Consistent with the first quarter of 2013, revenues in the second quarter dropped most significantly in Atlantic City due to continued competitive pressure in the region. Revenues in Las Vegas continued to be negatively impacted by the construction activities related to the LINQ, the ongoing renovation of The Quad Resort & Casino and the closure of Bill's Gamblin' Hall & Saloon in February 2013 for renovation. The renovated hotel and casino are expected to re-open as the Gansevoort Las Vegas in early 2014 and the dayclub/nightclub is expected to open in the first half of 2014.
On a consolidated basis, cash average daily room rates increased from $95 in the second quarter 2012 to $103 in 2013 as higher rates attributable to resort fees in Las Vegas and other properties in Nevada more than offset the lower rates in Atlantic City. Total occupancy percentage decreased 1.7 percentage points to 91% in the second quarter 2013 from 2012 due mainly to the disruption caused by construction activities related to the renovation of the Quad in Las Vegas.
Revenues for the Company's Managed properties increased $71.2 million for the second quarter 2013 when compared to the second quarter 2012 due to new managed projects, including Horseshoe Cleveland (opened in May 2012), Horseshoe Cincinnati (opened in March 2013), Thistledown Racino (commenced video lottery terminal operations in April 2013) and the management company for Caesars Windsor, which the Company is now consolidating since increasing its ownership from 50% to 100% in June 2012. A large portion of these revenues represent reimbursable payroll expenses, which are presented on a gross basis as revenue and expense, thus resulting in no income from operations.
Income from Operations
Second quarter 2013 income from operations decreased $63.8 million, or 33.7%, compared with the second quarter 2012. This was primarily due to non-cash intangible and tangible asset impairment charges of $104.7 million in the second quarter 2013, compared with non-cash intangible asset impairment charges of $33.0 million in the second quarter 2012. Aside from the change in impairment charges, income from operations increased $7.9 million due mainly to the second quarter benefit from decreases in certain costs when compared to the prior year quarter. The decrease in expenses included a $34.2 million decrease in depreciation and amortization expense due to increasing numbers of assets becoming fully depreciated in 2013, an approximately $18 million reversal of a sales tax reserve related to the Nevada complimentary meals sales tax matter, which the Company settled during the quarter, and decreases in expenses resulting from the Company's cost savings initiatives. These expense reductions were partially offset by the income impact of the decline in revenues discussed above and higher remediation costs.
Net Loss and EBITDA measures
Net loss attributable to Caesars decreased $29.5 million, or 12.2%, in the second quarter 2013 from 2012. The decrease was due to a variety of factors, including an $80.2 million favorable change in the loss from discontinued operations, net of income taxes, an increase in gain on early extinguishments of debt, an increase in the benefit for income taxes and a gain of $44.1 million related to the sale of 45% of Baluma S.A., which owns the Conrad Punta Del Este Resort and Casino, to Enjoy S.A. for total consideration of $139.5 million. These favorable changes were partially offset by a decrease in income from operations as described above, combined with a $43.6 million increase in interest expense, net of interest capitalized. These factors are further described in "Additional Financial Information" that follows later in this release.

The declines in second quarter 2013 Property EBITDA and Adjusted EBITDA from 2012 are primarily driven by the factors described above, including reductions as a result of the sale of Harrah's St. Louis in November 2012. Further details on these non-GAAP financial measures are found later in this release.
Regional Operational Results
To provide more meaningful information than would be possible on either a consolidated basis or an individual property basis, the Company's casino properties and other operations have been grouped into four regions. Operating results for each of the regions are provided below.
Las Vegas

	Quarter Ended June 30,		Percent Favorable/ (Unfavorable)	Six Months Ended June 30,		Percent Favorable/ (Unfavorable)
(In millions)	2013	2012		2013	2012
Net revenues	$745.9	$780.7	(4.5)%	$1,497.5	$1,552.3	(3.5)%
Income from operations	125.8	127.8	(1.6)%	230.1	247.9	(7.2)%
Property EBITDA (4)	210.6	214.4	(1.8)%	408.5	425.7	(4.0)%
Las Vegas properties include Bally's Las Vegas, Bill's Gamblin' Hall & Saloon ("Bill's"), Caesars Palace, Flamingo Las Vegas, Harrah's Las Vegas, Paris Las Vegas, Planet Hollywood Resort & Casino, The Quad Resort & Casino (the "Quad") and Rio. Bill's temporarily closed in early February 2013 to accommodate previously disclosed renovations and is expected to reopen in phases beginning in early 2014 as Gansevoort Las Vegas.
Net revenues decreased $34.8 million, or 4.5%, in the second quarter 2013 compared with the prior year quarter, driven by declines in casino revenues, partially offset by increases in rooms and food and beverage revenues. Construction activities associated with the LINQ project and activities associated with the renovation of the Quad and the renovation-related closure of Bill's Gamblin' Hall & Saloon have also unfavorably impacted the revenues in the region. The Company estimates that the LINQ project negatively impacted second quarter 2013 revenues in Las Vegas by approximately $6 million to $9 million and reduced income from operations and Property EBITDA by approximately $4 million to $7 million.
Casino revenues were down $63.1 million, or 15.5%, in the second quarter 2013 compared with the prior year quarter due to weaker gaming volumes, a decline in hold percentage as well as the negative impact of the LINQ project mentioned above, while visitation remained flat.
However, food and beverage revenues increased $18.1 million, or 8.9%, in the second quarter 2013 compared with the prior year quarter due to the addition of several new restaurant offerings such as Bacchanal Buffet and Nobu at Caesars Palace and Gordon Ramsay-branded restaurants at Caesars Palace, Paris, and Planet Hollywood.
Hotel revenues increased $12.8 million, or 6.3%, in the second quarter 2013 compared with the prior year, as the implementation of resort fees in March 2013, partially offset by a change in the mix of group business, led to an increase in cash average daily room rates from $97 in 2012 to $107 in 2013. However, the region's occupancy percentage declined 1.3 percentage points to 95% in 2013, primarily due to the disruption caused by construction activities related to the renovation of the Quad.
Overall, property operating expenses in the region declined $31.1 million in the second quarter 2013 compared with the prior year quarter largely due to a reversal of a sales tax reserve of $14.1 million related to the Nevada complimentary meals sales tax matter, which the Company settled during the quarter, as well as decreases in fixed expenses attributable to the Company's cost-savings initiatives, partially offset by an increase in variable costs associated with higher Food and Beverage revenues. Depreciation expense in the region decreased as a result of assets becoming fully depreciated, while write-downs, reserves, and project opening costs, net of recoveries increased as a result of additional remediation costs in 2013 when compared with 2012.
The overall reduction in property operating expenses largely offset lower revenues resulting in a slight decline in Property EBITDA of $3.8 million, or 1.8%, in the second quarter 2013 compared with the prior year quarter.

Atlantic City

	Quarter Ended June 30,		Percent Favorable/ (Unfavorable)	Six Months Ended June 30,		Percent Favorable/ (Unfavorable)
(In millions)	2013	2012		2013	2012
Net revenues	$400.1	$436.5	(8.3)%	$765.4	$868.9	(11.9)%
Income/(loss) from operations	1.9	16.3	(88.3)%	(1.3)	35.1	(103.7)%
Property EBITDA (4)	63.1	67.1	(5.9)%	114.3	137.1	(16.6)%
Atlantic City properties include Bally's Atlantic City, Caesars Atlantic City, Harrah's Atlantic City, Harrah's Philadelphia and Showboat Atlantic City.

Atlantic City continues to be affected by the continuing competitive environment which has caused a significant decline in visitation to the region's properties as compared to 2012. This traffic decline has contributed in overall revenue declines, partially offset by lower promotional allowances and improved gaming hold. Net revenues declined $36.4 million, or 8.3%, in the second quarter 2013 compared with the prior year quarter, an improvement compared with the Company's first quarter 2013 results in the region, which were largely affected by sharp visitation declines in the wake of Hurricane Sandy.

Operating expenses in the second quarter 2013 were lower than in 2012 as a result of a continued focus on controlling costs to align the cost structure with lower revenue levels, including more efficient marketing spending and other cost-savings initiatives, and lower depreciation expense. These reductions in operating expenses were partially offset by non-cash tangible asset impairment charges of $22.4 million recorded in the second quarter 2013, primarily related to the Company's investment in a real estate project initiated by the Casino Reinvestment Development Authority (“CRDA”), a New Jersey state governmental agency responsible for directing the spending of casino reinvestment funds for the benefit of Atlantic City.
Property operating expense reductions attributable to the Company's focus on controlling costs to align the cost structure with lower revenue levels nearly offset revenue declines, resulting in a decrease in Property EBITDA of $4.0 million, or 5.9%, in the second quarter 2013 compared with the prior year quarter.
Other U.S.

	Quarter Ended June 30,		Percent Favorable/ (Unfavorable)	Six Months Ended June 30,		Percent Favorable/ (Unfavorable)
(In millions)	2013	2012		2013	2012
Net revenues	$748.1	$756.6	(1.1)%	$1,497.3	$1,552.5	(3.6)%
Income from operations	44.3	111.7	(60.3)%	145.8	62.5	133.3%
Property EBITDA (4)	182.3	177.6	2.6%	360.6	364.3	(1.0)%
Other U.S. properties include Grand Casino Biloxi, Harrah's Council Bluffs, Harrah's Joliet, Harrah's Lake Tahoe, Harrah's Laughlin, Harrah's Metropolis, Harrah's New Orleans, Harrah's North Kansas City, Harrah's Reno, Harrah's Tunica, Harveys Lake Tahoe, Horseshoe Bossier City, Horseshoe Council Bluffs, Horseshoe Hammond, Horseshoe Southern Indiana, Horseshoe Tunica, Louisiana Downs and Tunica Roadhouse Hotel and Casino. On November 2, 2012, Caesars sold its Harrah's St Louis casino; therefore, the results in the table above exclude those of the Harrah's St. Louis casino for all periods presented.
Net revenue declines were attributable to lower visitation to the properties driven by competition within the regional markets and an elimination of marketing activities identified as less profitable, partially offset by improved hold. Income from operations decreased $67.4 million or 60.3%, primarily due to a $79.3 million non-cash impairment charge related to land holdings in Mississippi, with no comparable impairment charges in the prior year quarter. A continued focus on controlling costs, coupled with a $9.4 million decrease in depreciation expense and a $3.4 million reversal of a sales tax reserve related to the Nevada complimentary meals sales tax matter, partially offset the impact of the above impairment charges. Property EBITDA rose $4.7 million, or 2.6%, in the second quarter 2013 compared with the prior year quarter primarily due to decreases in property operating expenses as a result of our cost savings programs, partially offset by the income impact of lower revenues.

Managed, International, Other

	Quarter Ended June 30,		Percent Favorable/ (Unfavorable)	Six Months Ended June 30,		Percent Favorable/ (Unfavorable)
(In millions)	2013	2012		2013	2012
Net revenues
Managed	$85.2	$14.0	508.6%	$157.0	$25.0	528.0%
International	92.5	100.3	(7.8)%	216.6	230.7	(6.1)%
Other	86.4	75.7	14.2%	167.4	140.4	19.2%
Total net revenues	$264.1	$190.0	39.0%	$541.0	$396.1	36.6%
(Loss)/income from operations
Managed	$7.7	$3.0	156.7%	$12.4	$5.0	148.0%
International	0.8	5.2	(84.6)%	22.5	26.9	(16.4)%
Other	(55.2)	(74.9)	26.3%	(142.5)	(127.0)	(12.2)%
Total loss from operations	$(46.7)	$(66.7)	30.0%	$(107.6)	$(95.1)	(13.1)%

Managed properties include companies that operate three Indian-owned casinos, as well as Horseshoe Cleveland, Horseshoe Cincinnati (which opened in March 2013) and Caesars Windsor, and the results of Thistledown Racetrack ("Thistledown") through August 2012 when the racetrack was contributed to Rock Ohio Caesars, LLC, a joint venture in which Caesars holds a 20% ownership interest. Upon commencement of video lottery terminal operations in April 2013, the Managed region includes the results of the subsidiary that manages Thistledown. International properties include the results of Caesars' international operations. On May 31, 2013, the Company sold 45% of its equity interest in Conrad Punta del Este and, as a result of this transaction, no longer consolidates this International property's results, but instead accounts for it as an equity method investment. The above table includes the consolidated results of Conrad Punta del Este through May 31, 2013 and the equity method income or loss in (loss)/income from operations beginning June 1, 2013. Other is comprised of corporate expenses, including administrative, marketing, and development costs, income from certain non-consolidated affiliates, and the results of Caesars Interactive Entertainment, Inc. ("CIE"), which consists of the businesses related to the World Series of Poker® (“WSOP”) brand, an online real-money business in the U.K. and alliances with online gaming providers in Italy and France, and the results of the Company's social and mobile games businesses.
In the fourth quarter 2012, the Company began discussions with interested parties with respect to a sale of the subsidiaries that hold the Company's land concession in Macau. As a result of this plan of disposal, those assets and liabilities have been classified as held for sale at June 30, 2013 and December 31, 2012 and their operating results have been classified as discontinued operations for all periods presented and are excluded from the table above.
On March 4, 2013, the Company closed the Alea Leeds casino in England and its operating results have been classified as discontinued operations for all periods presented and are excluded from the table above.

Managed

Revenues for the Company's Managed properties increased $71.2 million in the second quarter 2013 compared with the prior year quarter, primarily due to new managed projects, including Horseshoe Cleveland (opened in May 2012), Horseshoe Cincinnati (opened in March 2013), Thistledown Racino (commenced video lottery terminal operations in April 2013) and the management company for Caesars Windsor, the results of which have been consolidated into the Company's financial statements since June 2012 when the Company increased its 50% ownership to 100%. A large portion of these revenues represent reimbursable payroll expenses, which are presented on a gross basis as revenue and expense, thus resulting in no income from operations.

International

During the second quarter 2013, the Company sold 45% of its equity interests in Conrad Punta Del Este in Uruguay to Enjoy S.A. for total consideration of $139.5 million. Subsequent to the sale, Enjoy S.A. assumed control of the property and as a result, the Company no longer consolidates the property which resulted in a decrease in revenues and income from operations in the second quarter 2013 compared with 2012.

Other

Net revenues increased during the second quarter for the company's social and mobile games business, mostly related to CIE's late 2012 acquisition of substantially all of the assets of Buffalo Studios, LLC ("Buffalo"). This acquisition also increased the company's second quarter expenses, but resulted in an overall decrease to loss from operations. Loss from operations decreased $19.7 million, or 26.3%, resulting from the net impact of the Buffalo acquisition previously mentioned and from $33.0 million of non-cash intangible asset impairment charges in the second quarter 2012 that did not recur in 2013.

Additional Financial Information
Interest Expense, Net of Interest Capitalized

Interest expense, net of interest capitalized, increased by $43.6 million, or 8.8%, in the second quarter 2013, due primarily to  higher interest rates as a result of the amendment and extension of the maturities of CEOC's debt combined with higher debt balances, compared with the year-ago quarter, partially offset by higher mark-to-market gains on derivatives in 2013.
Gain on Early Extinguishments of Debt

During the second quarter 2013 the Company recognized $41.3 million in gains on early extinguishments of debt, net of deferred finance charges. The gains were primarily related to the purchase of $225.0 million of aggregate face value CMBS Loans for $183.7 million, resulting in a gain of $39.0 million, net of deferred finance charges and open market repurchases of approximately $51.2 million face value of outstanding debt of CEOC for $40.9 million, resulting in a gain of $2.4 million, net of discount.

During the second quarter 2012 the Company recognized $33.7 million in gains on early extinguishments of debt, net of deferred finance charges, primarily related to the purchase of $83.7 million of aggregate face value CMBS Loans for $50.2 million.
Benefit for Income Taxes

The effective tax rate benefit for the second quarter of 2013 and 2012 was 35.6% and 39.6%, respectively. The effective rate benefit in the second quarter of 2013 was lower than 2012 primarily due to lower tax benefits from foreign operations.
Loss from Discontinued Operations, Net of Income Taxes
Loss from discontinued operations, net of income taxes improved significantly compared to the second quarter 2012, which included a $101.0 million non-cash impairment charge related to the Macau land concession and $14.1 million of income related to the Harrah's St. Louis casino with no comparable amounts recorded in the second quarter 2013.
Liquidity
Caesars had $1.9 billion in liquidity as of June 30, 2013, comprised of $1.8 billion of cash and $215.5 million of revolver capacity,  partially offset by $119.9 million of revolver capacity committed to letters of credit.  The $1.9 billion in liquidity does not include $334.4 million of restricted cash.
The total face value of debt outstanding was $23.7 billion as of June 30, 2013.
Cost-Savings Initiatives

Caesars Entertainment has undertaken comprehensive cost-reduction efforts to rightsize expenses with business levels. The Company estimates that its cost-savings programs produced $66.9 million in incremental cost savings for the second quarter of 2013 compared with the same period in 2012. Additionally, as of June 30, 2013, the Company expects that these and additional new cost-savings programs will produce additional annual cost-savings of $148.4 million, based on the full implementation of current projects that are in process. As the Company realizes savings or identifies new cost-reduction activities, this amount will change.

Caesars Entertainment Operating Company, Inc. Results
As a substantial portion of the debt of Caesars Entertainment's consolidated group is issued by Caesars Entertainment Operating Company, Inc. ("CEOC"), the Company believes it is meaningful to provide information on the results of operations of CEOC, which are summarized below. CEOC's Summary of Operations, Supplemental Information, and Reconciliation of Net Loss Attributable to CEOC to Adjusted EBITDA, LTM Adjusted EBITDA-Pro Forma and LTM Adjusted EBITDA-Pro Forma - CEOC Restricted, can be found at the end of this release.

	Quarter Ended June 30,		Percent Favorable/ (Unfavorable)	Six Months Ended June 30,		Percent Favorable/ (Unfavorable)
(In millions)	2013	2012		2013	2012
Net revenues (1)	$1,583.5	$1,608.2	(1.5)%	$3,201.4	$3,284.2	(2.5)%
Income from operations (1), (2)	71.9	143.6	(49.9)%	222.0	153.8	44.3%
Loss from continuing operations, net of income taxes (1)	(259.5)	(196.5)	(32.1)%	(426.7)	(533.4)	20.0%
(Loss)/income from discontinued operations, net of income taxes	(0.3)	(80.5)	99.6%	(41.4)	(73.2)	43.4%
Net loss attributable to CEOC	(262.0)	(278.7)	6.0%	(472.9)	(607.6)	22.2%
Property EBITDA (4)	350.9	406.0	(13.5)%	724.1	843.6	(14.2)%
Adjusted EBITDA (5)	329.1	384.4	(14.4)%	679.3	788.0	(13.8)%

(1)
Net revenues, income from operations, and loss from continuing operations, net of income taxes for all periods presented in the table above exclude the results of the Harrah's St. Louis casino which was sold in November 2012, the results of Alea Leeds casino which was closed in March 2013 and the results of the subsidiaries that hold the Company's land concession in Macau, all of which are presented as discontinued operations.

(2)
Income from operations for Caesars includes intangible and tangible asset impairment charges of $104.7 million and $33.0 million, for the second quarter of 2013 and 2012, respectively, and includes intangible and tangible asset impairment charges of $124.7 million and $207.0 million for the six months ended June 30, 2013 and 2012, respectively. Income from operations for CEOC includes intangible and tangible asset impairment charges of $80.3 million and $33.0 million, for the second quarter of 2013 and 2012, respectively and includes intangible and tangible asset impairment charges of $100.3 million and $207.0 million for the six months ended June 30, 2013 and 2012, respectively.

(3)
Basic and diluted loss per share for Caesars for the periods shown includes loss per share from discontinued operations. In the second quarter of 2013 loss from discontinued operations, net of income taxes resulted in no earnings per share. Loss per share from discontinued operations for the second quarter of 2012 was $0.64 per share. Loss per share from discontinued operations for the six months ended June 2013 and 2012 was $0.33 per share and $0.59 per share, respectively.

(4)
Property EBITDA is a non-GAAP financial measure that is defined and reconciled to its most comparable GAAP measure later in this release. Property EBITDA is included because the Company's management uses Property EBITDA to measure performance and allocate resources, and believes that Property EBITDA provides investors with additional information consistent with that used by management.

(5)
Adjusted EBITDA is a non-GAAP financial measure that is defined and reconciled to its most comparable GAAP measure later in this release. Adjusted EBITDA is included because management believes that Adjusted EBITDA provides investors with additional information that allows a better understanding of the results of operational activities separate from the financial impact of decisions made for the long-term benefit of the Company. Adjusted EBITDA does not include the pro forma effect of adjustments related to properties, yet-to-be-realized cost savings from the Company's profitability improvement programs, discontinued operations and LTM Adjusted EBITDA-Pro forma of CEOC's unrestricted subsidiaries.

Conference Call Information

Caesars Entertainment Corporation (NASDAQ: CZR) will host a conference call at 2 p.m. Pacific Time Monday, July 29, 2013 to review its second-quarter results. The call will be accessible in the Investor Relations section of www.caesars.com.

If you would like to ask questions and be an active participant in the call, you may dial 877-637-3723, or 832-412-1752 for international callers, and enter Conference ID 14390108 approximately 10 minutes before the call start time. A recording of the live call will be available on the Company's web site for 90 days after the event.

About Caesars
Caesars Entertainment Corporation is the world's most diversified casino-entertainment provider and the most geographically diverse U.S. casino-entertainment company. Since its beginning in Reno, Nevada, 75 years ago, Caesars has grown through development of new resorts, expansions and acquisitions and now operates casinos on four continents. The Company's resorts operate primarily under the Caesars®, Harrah's® and Horseshoe® brand names. Caesars also owns the World Series of Poker® and the London Clubs International family of casinos. Caesars is focused on building loyalty and value with its guests through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership. The Company is committed to environmental sustainability and energy conservation and recognizes the importance of being a responsible steward of the environment. For more information, please visit www.caesars.com.
Forward Looking Information
This release includes “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue,” “pursue,” or the negative or other variations thereof or comparable terminology. In particular, they include statements relating to, among other things, future actions, new projects, strategies, future performance, the outcomes of contingencies, and future financial results of Caesars. These forward-looking statements are based on current expectations and projections about future events.

Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified, and, consequently, the actual performance of Caesars may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors, as well as other factors described from time to time in the Company's reports filed with the Securities and Exchange Commission (including the sections entitled “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” contained therein):

•	the ability to satisfy the conditions to the closing of the previously announced Caesars Growth Partners transaction, including receipt of required regulatory approvals;

•	the previously announced Caesars Growth Partners transaction may not consummate on the terms contemplated or at all;

•	the impact of the Company's substantial indebtedness and the restrictions in the Company's debt agreements;

•	access to available and reasonable financing on a timely basis, including the ability of the Company to refinance its indebtedness on acceptable terms;

•	the effects of local and national economic, credit, and capital market conditions on the economy, in general, and on the gaming industry, in particular;

•	the ability to realize the expense reductions from cost savings programs;

•
changes in the extensive governmental regulations to which the Company and its stockholders are subject, and changes in laws, including increased tax rates, smoking bans, regulations or accounting standards, third-party relations and approvals, and decisions, disciplines, and fines of courts, regulators, and governmental bodies;

•	the ability of the Company's customer-tracking, customer loyalty, and yield-management programs to continue to increase customer loyalty and same-store or hotel sales;

•	the effects of competition, including locations of competitors and operating and market competition;

•	the ability to recoup costs of capital investments through higher revenues;

•	abnormal gaming holds (“gaming hold” is the amount of money that is retained by the casino from wagers by customers);

•	the ability to timely and cost-effectively integrate companies that the Company acquires into its operations;

•	the potential difficulties in employee retention and recruitment as a result of the Company's substantial indebtedness or any other factor;

•
construction factors, including delays, increased costs of labor and materials, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters, and building permit issues;

•	litigation outcomes and judicial and governmental body actions, including gaming legislative action, referenda, regulatory disciplinary actions, and fines and taxation;

•
acts of war or terrorist incidents, severe weather conditions, uprisings or natural disasters, including losses therefrom, including losses in revenues and damage to property, and the impact of severe weather conditions on the Company's ability to attract customers to certain of its facilities, such as the amount of losses and disruption to the Company as a result of Hurricane Sandy in late October 2012;

•	the effects of environmental and structural building conditions relating to the Company's properties;

•	access to insurance on reasonable terms for the Company's assets; and

•	the impact, if any, of unfunded pension benefits under multi-employer pension plans.

Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. Caesars disclaims any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated or, if no date is stated, as of the date of this release.

CAESARS ENTERTAINMENT CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)
(In millions, except per share data)

	Quarter Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenues
Casino	$1,435.1	$1,551.9	$2,930.2	$3,176.9
Food and beverage	386.1	385.3	766.2	767.4
Rooms	322.3	316.4	610.5	620.2
Management fees	17.2	12.3	27.8	21.9
Other	284.8	202.8	547.6	398.2
Less: casino promotional allowances	(287.3)	(305.0)	(581.1)	(614.8)
Net revenues	2,158.2	2,163.7	4,301.2	4,369.8
Operating expenses
Direct
Casino (a)	819.6	898.1	1,654.4	1,822.9
Food and beverage (a)	169.5	169.7	334.7	331.5
Rooms (a)	82.2	80.7	155.5	155.8
Property, general, administrative, and other (a)	593.8	520.9	1,175.2	1,031.7
Depreciation and amortization	141.3	175.5	303.0	355.0
Write-downs, reserves, and project opening costs, net of recoveries	23.4	7.9	44.1	24.1
Intangible and tangible asset impairment charges	104.7	33.0	124.7	207.0
Loss on interests in non-consolidated affiliates	13.8	3.2	16.4	10.3
Corporate expense	41.3	41.3	77.3	93.5
Acquisition and integration costs	2.2	1.1	66.4	1.2
Amortization of intangible assets	41.1	43.2	82.5	86.4
Total operating expenses	2,032.9	1,974.6	4,034.2	4,119.4
Income from operations	125.3	189.1	267.0	250.4
Interest expense, net of interest capitalized	(540.1)	(496.5)	(1,114.8)	(1,058.5)
Gain on early extinguishments of debt	41.3	33.7	4.6	79.5
Gain on partial sale of subsidiary	44.1	—	44.1	—
Other income, including interest income	4.8	6.5	8.3	14.7
Loss from continuing operations before income taxes	(324.6)	(267.2)	(790.8)	(713.9)
Benefit for income taxes	115.7	105.9	406.0	264.2
Loss from continuing operations, net of income taxes	(208.9)	(161.3)	(384.8)	(449.7)
Discontinued operations
Loss from discontinued operations	(0.3)	(84.4)	(44.2)	(70.2)
Benefit/(provision) for income taxes	—	3.9	2.8	(3.0)
Loss from discontinued operations, net of income taxes	(0.3)	(80.5)	(41.4)	(73.2)
Net loss	(209.2)	(241.8)	(426.2)	(522.9)
Less: net (income)/loss attributable to non-controlling interests	(3.0)	0.1	(3.9)	0.6
Net loss attributable to Caesars	$(212.2)	$(241.7)	$(430.1)	$(522.3)
Loss per share - basic and diluted
Loss per share from continuing operations	$(1.69)	$(1.29)	$(3.10)	$(3.58)
Loss per share from discontinued operations	—	(0.64)	(0.33)	(0.59)
Net loss per share	$(1.69)	$(1.93)	$(3.43)	$(4.17)
(a) Property operating expenses are comprised of casino, food and beverage, rooms, and property, general, administrative and other expenses.

CAESARS ENTERTAINMENT CORPORATION
CONSOLIDATED SUMMARY BALANCE SHEETS
(UNAUDITED)

(In millions)	June 30, 2013	December 31, 2012
Assets
Current assets
Cash and cash equivalents	$1,810.7	$1,757.5
Restricted Cash (a)	88.4	833.6
Assets held for sale (b)	5.4	5.1
Other current assets	861.1	897.4
Total current assets	2,765.6	3,493.6
Property and equipment, net	15,461.9	15,701.7
Goodwill and other intangible assets	7,034.5	7,146.0
Restricted cash	246.0	364.6
Assets held for sale (b)	441.1	471.2
Other long-term assets	895.7	821.0
	$26,844.8	$27,998.1
Liabilities and Stockholders’ Deficit
Current liabilities
Current portion of long-term debt (a)	$158.5	$879.9
Liabilities held for sale (b)	3.6	3.8
Other current liabilities	1,769.7	1,704.6
Total current liabilities	1,931.8	2,588.3
Long-term debt	20,912.8	20,532.2
Liabilities held for sale (b)	49.6	52.1
Other long-term liabilities	4,688.7	5,157.1
	27,582.9	28,329.7
Total Caesars stockholders’ deficit	(849.8)	(411.7)
Non-controlling interests	111.7	80.1
Total deficit	(738.1)	(331.6)
	$26,844.8	$27,998.1

(a)
The balance of restricted cash at December 31, 2012 includes $750.0 million of escrow proceeds related to the Company's December 13, 2012 bond offering and the related debt obligation is included in the current portion of long-term debt. Escrow conditions were met in February 2013, at which time the cash was released from restriction and the debt obligation was re-classified to long-term.

(b)	The balances at June 30, 2013 and December 31, 2012 relate to the subsidiaries that hold the Company's land concession in Macau.

CAESARS ENTERTAINMENT CORPORATION
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET LOSS ATTRIBUTABLE TO CAESARS ENTERTAINMENT CORPORATION
TO PROPERTY EBITDA
(UNAUDITED)
Property EBITDA is presented as a supplemental measure of the Company's performance. Property EBITDA is defined as revenues less property operating expenses and is comprised of net income/(loss) before (i) interest expense, net of interest capitalized and interest income, (ii) (benefit)/provision for income taxes, (iii) depreciation and amortization, (iv) corporate expenses, and (v) certain items that the Company does not consider indicative of its ongoing operating performance at an operating property level. In evaluating Property EBITDA you should be aware that, in the future, the Company may incur expenses that are the same or similar to some of the adjustments in this presentation. The presentation of Property EBITDA should not be construed as an inference that future results will be unaffected by unusual or unexpected items.
Property EBITDA is a non-GAAP financial measure commonly used in the Company's industry and should not be construed as an alternative to net income/(loss) as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with GAAP). Property EBITDA may not be comparable to similarly titled measures reported by other companies within the industry. Property EBITDA is included because management uses Property EBITDA to measure performance and allocate resources, and believes that Property EBITDA provides investors with additional information consistent with that used by management.
The following tables reconcile net loss attributable to Caesars to Property EBITDA for the periods indicated.

	Quarter Ended June 30, 2013
(In millions)	Las Vegas	Atlantic City	Other U.S. (a)	Managed, Int'l and Other	Discontinued Operations	Total
Net loss attributable to Caesars						$(212.2)
Net loss attributable to non-controlling interests						3.0
Net loss						(209.2)
Loss from discontinued operations, net of income taxes						0.3
Net loss from continuing operations, net of income taxes						(208.9)
Benefit for income taxes						(115.7)
Loss from continuing operations before income taxes						(324.6)
Other income, including interest income						(4.8)
Gain on partial sale of subsidiary						(44.1)
Gain on early extinguishments of debt						(41.3)
Interest expense, net of interest capitalized						540.1
Income/(loss) from operations	$125.8	$1.9	$44.3	$(46.7)		125.3
Depreciation and amortization	58.0	32.1	42.7	8.5		141.3
Amortization of intangible assets	19.0	4.0	9.3	8.8		41.1
Intangible and tangible asset impairment charges	—	22.4	82.3	—		104.7
Write-downs, reserves, and project opening costs, net of recoveries	10.1	2.7	4.0	6.6		23.4
Acquisition and integration costs	—	—	—	2.2		2.2
(Income)/loss on interests in non-consolidated affiliates	(2.2)	—	(0.2)	16.2		13.8
Corporate expense	—	—	—	41.3		41.3
EBITDA attributable to discontinued operations					$(0.3)	(0.3)
Property EBITDA	$210.6	$63.1	$182.3	$37.1	$(0.3)	$492.8

(a) - See Appendix A, "Supplemental Regional Information," for a breakdown of Other U.S.

CAESARS ENTERTAINMENT CORPORATION
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET LOSS ATTRIBUTABLE TO CAESARS ENTERTAINMENT CORPORATION
TO PROPERTY EBITDA
(UNAUDITED)

	Quarter Ended June 30, 2012
(In millions)	Las Vegas	Atlantic City	Other U.S	Managed, Int'l and Other	Discontinued Operations	Total
Net loss attributable to Caesars						$(241.7)
Net loss attributable to non-controlling interests						(0.1)
Net loss						(241.8)
Loss from discontinued operations, net of income taxes						80.5
Net loss from continuing operations, net of income taxes						(161.3)
Benefit for income taxes						(105.9)
Loss from continuing operations before income taxes						(267.2)
Other income, including interest income						(6.5)
Gains on early extinguishments of debt						(33.7)
Interest expense, net of interest capitalized						496.5
Income/(loss) from operations	$127.8	$16.3	$111.7	$(66.7)		189.1
Depreciation and amortization	64.9	44.9	52.1	13.6		175.5
Amortization of intangible assets	19.0	4.0	9.3	10.9		43.2
Intangible and tangible asset impairment charges	—	—	—	33.0		33.0
Write-downs, reserves, and project opening costs, net of recoveries	3.5	0.3	4.7	(0.6)		7.9
Acquisition and integration costs	—	—	—	1.1		1.1
(Income)/loss on interests in non-consolidated affiliates	(0.8)	1.5	(0.2)	2.7		3.2
Corporate expense	—	—	—	41.3		41.3
EBITDA attributable to discontinued operations					$24.0	24.0
Property EBITDA	$214.4	$67.1	$177.6	$35.2	$24.0	$518.3

CAESARS ENTERTAINMENT CORPORATION
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET LOSS ATTRIBUTABLE TO CAESARS ENTERTAINMENT CORPORATION
TO PROPERTY EBITDA
(UNAUDITED)

	Six Months Ended June 30, 2013
(In millions)	Las Vegas	Atlantic City	Other U.S.	Managed, Int'l and Other	Discontinued Operations	Total
Net loss attributable to Caesars						$(430.1)
Net income attributable to non-controlling interests						3.9
Net loss						(426.2)
Loss from discontinued operations, net of income taxes						41.4
Net loss from continuing operations, net of income taxes						(384.8)
Benefit for income taxes						(406.0)
Loss from continuing operations before income taxes						(790.8)
Other income, including interest income						(8.3)
Gain on partial sale of subsidiary						(44.1)
Gains on early extinguishments of debt						(4.6)
Interest expense, net of interest capitalized						1,114.8
Income/(loss) from operations	$230.1	$(1.3)	$145.8	$(107.6)		267.0
Depreciation and amortization	119.5	74.5	90.0	19.0		303.0
Amortization of intangible assets	37.9	8.0	18.4	18.2		82.5
Intangible and tangible asset impairment charges	—	22.4	102.3	—		124.7
Write-downs, reserves, and project opening costs, net of recoveries	23.7	10.7	4.4	5.3		44.1
Acquisition and integration costs	—	—	—	66.4		66.4
(Income)/loss on interests in non-consolidated affiliates	(2.7)	—	(0.3)	19.4		16.4
Corporate expense	—	—	—	77.3		77.3
EBITDA attributable to discontinued operations					$(1.5)	(1.5)
Property EBITDA	$408.5	$114.3	$360.6	$98.0	$(1.5)	$979.9

	Six Months Ended June 30, 2012
(In millions)	Las Vegas	Atlantic City	Other U.S.	Managed, Int'l and Other	Discontinued Operations	Total
Net loss attributable to Caesars						$(522.3)
Net loss attributable to non-controlling interests						(0.6)
Net loss						(522.9)
Loss from discontinued operations, net of income taxes						73.2
Net loss from continuing operations, net of income taxes						(449.7)
Benefit for income taxes						(264.2)
Loss from continuing operations before income taxes						(713.9)
Other income, including interest income						(14.7)
Gains on early extinguishments of debt						(79.5)
Interest expense, net of interest capitalized						1,058.5
Income/(loss) from operations	$247.9	$35.1	$62.5	$(95.1)		250.4
Depreciation and amortization	134.3	89.6	104.1	27.0		355.0
Amortization of intangible assets	37.9	8.0	18.4	22.1		86.4
Intangible and tangible asset impairment charges	—	—	167.5	39.5		207.0
Write-downs, reserves, and project opening costs, net of recoveries	7.2	2.2	12.0	2.7		24.1
Acquisition and integration costs	—	—	—	1.2		1.2
(Income)/loss on interests in non-consolidated affiliates	(1.6)	2.2	(0.3)	10.0		10.3
Corporate expense	—	—	—	93.5		93.5
EBITDA attributable to discontinued operations					$46.9	46.9
Property EBITDA	$425.7	$137.1	$364.3	$100.8	$46.9	$1,074.8

CAESARS ENTERTAINMENT CORPORATION SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET LOSS ATTRIBUTABLE TO CAESARS ENTERTAINMENT CORPORATION TO ADJUSTED EBITDA AND LTM ADJUSTED EBITDA-PRO FORMA
(UNAUDITED)
Adjusted EBITDA is defined as earnings before interest expense, income taxes, and depreciation and amortization ("EBITDA") further adjusted to exclude certain non-cash and other items required or permitted in calculating covenant compliance under the indenture governing CEOC's secured credit facilities.
Last twelve months ("LTM") Adjusted EBITDA-Pro Forma is defined as Adjusted EBITDA further adjusted to include pro forma adjustments related to properties, estimated cost savings yet-to-be-realized and adjustments for discontinued operations.
Adjusted EBITDA and LTM Adjusted EBITDA-Pro Forma are presented as supplemental measures of the Company's performance and management believes that Adjusted EBITDA and LTM Adjusted EBITDA-Pro Forma provide investors with additional information and allow a better understanding of the results of operational activities separate from the financial impact of decisions made for the long-term benefit of the Company.
Because not all companies use identical calculations, the presentation of Adjusted EBITDA and LTM Adjusted EBITDA-Pro Forma may not be comparable to other similarly titled measures of other companies.
The following table reconciles net loss attributable to Caesars to Adjusted EBITDA for the periods indicated:

(In millions)	Quarter Ended June 30,
	2013	2012
Net loss attributable to Caesars	$(212.2)	$(241.7)
Interest expense, net of interest capitalized and interest income	535.2	490.2
Benefit for income taxes (a)	(115.7)	(109.8)
Depreciation and amortization (b)	185.2	229.2
EBITDA	392.5	367.9
Project opening costs, abandoned projects and development costs (c)	15.1	2.0
Acquisition and integration costs (d)	2.2	1.1
Gains on early extinguishments of debt (e)	(41.3)	(33.7)
Net income/(loss) attributable to non-controlling interests, net of (distributions) (f)	(0.2)	(1.5)
Impairments of intangible and tangible assets (g)	104.7	134.0
Non-cash expense for stock compensation benefits (h)	6.1	21.6
Gain on sale on partial sale of subsidiary (i)	(44.1)	—
Other items (j)	35.5	21.0
Adjusted EBITDA	$470.5	$512.4

The following table reconciles net loss attributable to Caesars to Adjusted EBITDA for the periods indicated, and reconciles net loss attributable to Caesars to LTM Adjusted EBITDA-Pro Forma for the last twelve months ended June 30, 2013.

	(1)	(2)	(3)
(In millions)	Six Months Ended June 30, 2013	Six Months Ended June 30, 2012	Year Ended December 31, 2012	(1)-(2)+(3) LTM
Net loss attributable to Caesars	$(430.1)	$(522.3)	$(1,497.5)	$(1,405.3)
Interest expense, net of interest capitalized and interest income	1,106.7	1,045.2	2,079.2	2,140.7
Benefit for income taxes (a)	(408.8)	(261.2)	(820.4)	(968.0)
Depreciation and amortization (b)	392.2	463.8	931.1	859.5
EBITDA	660.0	725.5	692.4	626.9
Project opening costs, abandoned projects and development costs (c)	34.4	10.0	71.7	96.1
Acquisition and integration costs (d)	66.4	1.2	6.1	71.3
Gain on early extinguishments of debt (e)	(4.6)	(79.5)	(136.0)	(61.1)
Net income/(loss) attributable to non-controlling interests, net of (distributions) (f)	(1.3)	(3.4)	(3.3)	(1.2)
Impairments of intangible and tangible assets (g)	151.4	308.0	1,168.7	1,012.1
Non-cash expense for stock compensation benefits (h)	9.7	33.2	55.1	31.6
Adjustments for recoveries from insurance claims for flood losses (k)	—	(6.6)	(6.6)	—
Gain on sale of discontinued operations (l)	0.7	—	(9.3)	(8.6)
Gain on sale on partial sale of subsidiary (i)	(44.1)	—	—	(44.1)
Other items (j)	67.6	47.2	98.9	119.3
Adjusted EBITDA	$940.2	$1,035.6	$1,937.7	1,842.3
Proforma adjustments related to properties (m)				9.0
Pro forma adjustment for estimated cost savings yet-to-be-realized (n)				148.4
Pro forma adjustments for discontinued operations (o)				(14.3)
LTM Adjusted EBITDA-Pro Forma				$1,985.4

(a)
Amounts include a benefit for income taxes related to discontinued operations of $0.0 million and $3.9 million for the second quarter of 2013 and 2012, respectively, a benefit for income taxes related to discontinued operations of $2.8 million for the six months ended June 30, 2013, and a provision for income taxes related to discontinued operations of $3.0 million and $50.1 million for the six months ended June 30, 2012 and for the year ended December 31, 2012, respectively.

(b)
Amounts include depreciation and amortization related to discontinued operations of $7.3 million for the second quarter of 2012 and depreciation and amortization related to discontinued operations of $0.2 million, $16.1 million and $29.0 million for the six months ended June 30, 2013 and 2012 and for the year ended December 31, 2012, respectively. There was no depreciation and amortization related to discontinued operations for the second quarter of 2013.

(c)
Amounts represent pre-opening costs incurred in connection with new property openings and expansion projects at existing properties, as well as any non-cash write-offs of abandoned development projects. Amounts include reserves related to the closure of Alea Leeds in March 2013 which are included in loss from discontinued operations of $15.8 million for the six months ended June 30, 2013. There were no reserves related to discontinued operations for the second quarter of 2013 and 2012, the six months ended June 30, 2012 and for the year ended December 31, 2012.

(d)	Amounts include certain costs associated with acquisition and development activities and reorganization activities which are infrequently occurring costs.

(e)
Amounts represent the difference between the fair value of consideration paid and the book value, net of deferred financing costs, of debt retired through debt extinguishment transactions, which are capital structure-related, rather than operational-type costs.

(f)
Amounts represent minority owners’ share of income/(loss) from the Company's majority-owned consolidated subsidiaries, net of cash distributions to minority owners, which is a non-cash item as it excludes any cash distributions.

(g)
Amounts represent non-cash charges to impair intangible and tangible assets primarily resulting from changes in the business outlook in light of economic conditions. Amounts include impairment charges related to discontinued operations of $101.0 million for the quarter ended June 30, 2012 and impairment charges related to discontinued operations of $26.7 million, $101.0 million and $101.0 million for the six months ended June 30, 2013 and 2012 and for the year ended December 31, 2012, respectively. There were no impairment charges related to discontinued operations for the second quarter of 2013.

(h)	Amounts represent non-cash stock-based compensation expense related to stock options and restricted stock granted to the Company's employees.

(i)	Amounts represent the gain recognized on the sale of 45% of Baluma S.A to Enjoy.

(j)
Amounts represent add-backs and deductions from EBITDA, whether permitted and/or required under the indentures governing CEOC’s existing notes and the credit agreement governing CEOC’s senior secured credit facilities, included in arriving at LTM Adjusted EBITDA-Pro Forma but not separately identified. Such add-backs and deductions include litigation awards and settlements, severance and relocation costs, permit remediation costs, gains and losses from disposals of assets, costs incurred in connection with implementing the Company's efficiency and cost-saving programs, the Company's insurance policy deductibles incurred as a result of catastrophic events such as floods and hurricanes, non-cash equity in earnings of non-consolidated affiliates (net of distributions), and adjustments to include controlling interests' portion of Baluma S.A. adjusted EBITDA.

(k)	Amounts represent adjustments for insurance claims related to lost profits during the floods that occurred in 2011.

(l)	Amount represents the gain recognized on the sale of the Harrah's St. Louis casino.

(m)
Amounts represent the estimated annualized impact of operating results related to newly completed construction projects, combined with the estimated annualized EBITDA impact associated with properties acquired during the period.

(n)
Amount represents adjustments to reflect the impact of annualized run-rate cost savings and anticipated future cost savings to be realized from the Company's announced Project Renewal and other profitability improvement and cost-savings programs.

(o)	Per CEOC's senior secured credit facilities, EBITDA related to the Company's discontinued operations are deducted from LTM Adjusted EBITDA - Pro Forma.

The following tables present the Consolidated Condensed Statement of Operations and Supplemental Information for Caesars Entertainment Operating Company, Inc. ("CEOC"), a wholly owned subsidiary of Caesars Entertainment Corporation, for the periods indicated.
Caesars Entertainment Operating Company, Inc.
Consolidated Condensed Statements of Operations
(Unaudited)

(In millions)	Quarter Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenues
Casino	$1,136.5	$1,247.1	$2,348.7	$2,564.0
Food and beverage	256.0	253.7	512.5	508.1
Rooms	199.6	198.1	382.5	389.3
Management fees	17.2	12.3	27.8	21.9
Other	177.6	115.4	344.8	241.7
Less: casino promotional allowances	(203.4)	(218.4)	(414.9)	(440.8)
Net revenues	1,583.5	1,608.2	3,201.4	3,284.2
Operating expenses
Direct
Casino (a)	676.0	738.5	1,370.6	1,501.6
Food and beverage (a)	107.8	103.9	213.7	205.2
Rooms (a)	49.1	48.4	92.6	92.7
Property, general, administrative, and other (a)	399.4	335.4	798.9	688.0
Depreciation and amortization	110.5	135.8	237.7	276.1
Write-downs, reserves, and project opening costs, net of recoveries	11.7	5.8	18.9	20.0
Intangible and tangible asset impairment charges	80.3	33.0	100.3	207.0
Loss on interests in non-consolidated affiliates	15.7	3.2	18.7	10.8
Corporate expense	32.6	32.5	64.7	76.8
Acquisition and integration costs	5.6	0.9	17.4	0.9
Amortization of intangible assets	22.9	27.2	45.9	51.3
Total operating expenses	1,511.6	1,464.6	2,979.4	3,130.4
Income from operations	71.9	143.6	222.0	153.8
Interest expense, net of interest capitalized	(523.5)	(475.6)	(1,077.0)	(1,014.1)
Loss on early extinguishments of debt	(0.1)	—	(36.8)	—
Gain on partial sale of subsidiary	44.1	—	44.1	—
Other income, including interest income	6.5	6.7	10.3	14.4
Loss from continuing operations before income taxes	(401.1)	(325.3)	(837.4)	(845.9)
Benefit for income taxes	141.6	128.8	410.7	312.5
Loss from continuing operations, net of income taxes	(259.5)	(196.5)	(426.7)	(533.4)
Discontinued operations
Loss from discontinued operations	(0.3)	(84.4)	(44.2)	(70.2)
Benefit/(provision) for income taxes	—	3.9	2.8	(3.0)
Loss from discontinued operations, net of income taxes	(0.3)	(80.5)	(41.4)	(73.2)
Net loss	(259.8)	(277.0)	(468.1)	(606.6)
Less: net income attributable to non-controlling interests	(2.2)	(1.7)	(4.8)	(1.0)
Net loss attributable to CEOC	$(262.0)	$(278.7)	$(472.9)	$(607.6)
(a) Property operating expenses are comprised of casino, food and beverage, rooms, and property, general, administrative and other expenses.

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET LOSS ATTRIBUTABLE TO CAESARS ENTERTAINMENT
OPERATING COMPANY, INC. TO PROPERTY EBITDA
(UNAUDITED)
Property EBITDA is presented as a supplemental measure of CEOC's performance. Property EBITDA is defined as revenues less property operating expenses and is comprised of net income/(loss) before (i) interest expense, net of interest capitalized and interest income, (ii) (benefit)/provision for income taxes, (iii) depreciation and amortization, (iv) corporate expenses, and (v) certain items that the Company does not consider indicative of CEOC's ongoing operating performance at an operating property level. In evaluating Property EBITDA you should be aware that in the future, CEOC may incur expenses that are the same or similar to some of the adjustments in this presentation. The presentation of Property EBITDA should not be construed as an inference that CEOC's future results will be unaffected by unusual or unexpected items.
Property EBITDA is a non-GAAP financial measure commonly used in the Company's industry and should not be construed as an alternative to net income/(loss) as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with GAAP). Property EBITDA may not be comparable to similarly titled measures reported by other companies within the industry. Property EBITDA is presented because management uses Property EBITDA to measure performance and allocate resources, and believes that Property EBITDA provides investors with additional information consistent with that used by management.
The following tables reconcile net loss attributable to CEOC to Property EBITDA for the periods indicated.

	Quarter Ended June 30, 2013
(In millions)	Las Vegas	Atlantic City	Other U.S. (a)	Managed, Int'l and Other	Discontinued Operations	Total
Net loss attributable to CEOC						$(262.0)
Net income attributable to non-controlling interests						2.2
Net loss						(259.8)
Loss from discontinued operations, net of income taxes						0.3
Net loss from continuing operations, net of income taxes						(259.5)
Benefit for income taxes						(141.6)
Loss from continuing operations before income taxes						(401.1)
Other income, including interest income						(6.5)
Gain on partial sale of subsidiary						(44.1)
Loss on early extinguishments of debt						0.1
Interest expense, net of interest capitalized						523.5
Income/(loss) from operations	$31.3	$21.2	$35.1	$(15.7)		71.9
Depreciation and amortization	39.2	21.6	41.7	8.0		110.5
Amortization of intangible assets	8.2	3.0	6.3	5.4		22.9
Intangible and tangible asset impairment charges	—	(2.0)	82.3	—		80.3
Write-downs, reserves, and project opening costs, net of recoveries	6.5	2.5	4.0	(1.3)		11.7
Acquisition and integration costs	—	—	—	5.6		5.6
(Income)/loss on interests in non-consolidated affiliates	—	—	(0.2)	15.9		15.7
Corporate expense	—	—	—	32.6		32.6
EBITDA attributable to discontinued operations					$(0.3)	(0.3)
Property EBITDA	$85.2	$46.3	$169.1	$50.6	$(0.3)	$350.9

(a) - See Appendix A, "Supplemental Regional Information," for a breakdown of Other U.S.

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET LOSS ATTRIBUTABLE TO CAESARS ENTERTAINMENT
OPERATING COMPANY, INC. TO PROPERTY EBITDA
(UNAUDITED)

	Quarter Ended June 30, 2012
(In millions)	Las Vegas	Atlantic City	Other U.S.	Managed, Int'l and Other	Discontinued Operations	Total
Net loss attributable to CEOC						$(278.7)
Net income attributable to non-controlling interests						1.7
Net loss						(277.0)
Loss from discontinued operations, net of income taxes						80.5
Net loss from continuing operations, net of income taxes						(196.5)
Benefit for income taxes						(128.8)
Loss from continuing operations before income taxes						(325.3)
Other income, including interest income						(6.7)
Interest expense, net of interest capitalized						475.6
Income/(loss) from operations	$64.0	$7.4	$106.0	$(33.8)		143.6
Depreciation and amortization	39.8	32.1	50.3	13.6		135.8
Amortization of intangible assets	8.2	3.0	6.3	9.7		27.2
Intangible and tangible asset impairment charges	—	—	—	33.0		33.0
Write-downs, reserves, and project opening costs, net of recoveries	1.3	0.3	4.7	(0.5)		5.8
Acquisition and integration costs	—	—	—	0.9		0.9
Loss/(income) on interests in non-consolidated affiliates	—	0.8	(0.2)	2.6		3.2
Corporate expense	—	—	—	32.5		32.5
EBITDA attributable to discontinued operations					$24.0	24.0
Property EBITDA	$113.3	$43.6	$167.2	$57.9	$24.0	$406.0

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET LOSS ATTRIBUTABLE TO CAESARS ENTERTAINMENT
OPERATING COMPANY, INC. TO PROPERTY EBITDA
(UNAUDITED)

	Six Months Ended June 30, 2013
(In millions)	Las Vegas	Atlantic City	Other U.S.	Managed, Int'l and Other	Discontinued Operations	Total
Net loss attributable to CEOC						$(472.9)
Net income attributable to non-controlling interests						4.8
Net loss						(468.1)
Loss from discontinued operations, net of income taxes						41.4
Net loss from continuing operations, net of income taxes						(426.7)
Benefit for income taxes						(410.7)
Loss from continuing operations before income taxes						(837.4)
Other income, including interest income						(10.3)
Gain on partial sale of subsidiary						(44.1)
Loss on early extinguishments of debt						36.8
Interest expense, net of interest capitalized						1,077.0
Income/(loss) from operations	$82.0	$18.0	$130.6	$(8.6)		222.0
Depreciation and amortization	80.1	51.8	87.7	18.1		237.7
Amortization of intangible assets	16.3	5.9	12.6	11.1		45.9
Intangible and tangible asset impairment charges	—	(2.0)	102.3	—		100.3
Write-downs, reserves, and project opening costs, net of recoveries	13.7	3.5	4.4	(2.7)		18.9
Acquisition and integration costs	—	—	—	17.4		17.4
(Income)/loss on interests in non-consolidated affiliates	—	—	(0.3)	19.0		18.7
Corporate expense	—	—	—	64.7		64.7
EBITDA attributable to discontinued operations					$(1.5)	(1.5)
Property EBITDA	$192.1	$77.1	$337.3	$119.1	$(1.5)	$724.1

	Six Months Ended June 30, 2012
(In millions)	Las Vegas	Atlantic City	Other U.S.	Managed, Int'l and Other	Discontinued Operations	Total
Net loss attributable to CEOC						$(607.6)
Net income attributable to non-controlling interests						1.0
Net loss						(606.6)
Loss from discontinued operations, net of income taxes						73.2
Net loss from continuing operations, net of income taxes						(533.4)
Benefit for income taxes						(312.5)
Loss from continuing operations before income taxes						(845.9)
Other income, including interest income						(14.4)
Interest expense, net of interest capitalized						1,014.1
Income/(loss) from operations	$128.9	$18.5	$49.2	$(42.8)		153.8
Depreciation and amortization	84.5	63.9	100.6	27.1		276.1
Amortization of intangible assets	16.3	5.9	12.6	16.5		51.3
Intangible and tangible asset impairment charges	—	—	167.5	39.5		207.0
Write-downs, reserves, and project opening costs, net of recoveries	3.3	2.0	12.0	2.7		20.0
Acquisition and integration costs	—	—	—	0.9		0.9
Loss/(income) on interests in non-consolidated affiliates	—	1.1	(0.3)	10.0		10.8
Corporate expense	—	—	—	76.8		76.8
EBITDA attributable to discontinued operations					$46.9	46.9
Property EBITDA	$233.1	$91.4	$341.7	$130.5	$46.9	$843.6

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET LOSS ATTRIBUTABLE TO CAESARS ENTERTAINMENT
OPERATING COMPANY, INC.
TO ADJUSTED EBITDA, LTM ADJUSTED EBITDA-PRO FORMA AND
LTM ADJUSTED EBITDA-PRO FORMA - CEOC RESTRICTED
(UNAUDITED)
Adjusted EBITDA is defined as EBITDA further adjusted to exclude certain non-cash and other items required or permitted in calculating covenant compliance under the indenture governing CEOC's the credit facility.
LTM Adjusted EBITDA-Pro Forma is defined as Adjusted EBITDA further adjusted to include pro forma adjustments related to properties, estimated cost savings yet-to-be-realized and discontinued operations.
Adjusted EBITDA and LTM Adjusted EBITDA-Pro Forma are presented as supplemental measures of CEOC's performance and management believes that Adjusted EBITDA and LTM Adjusted EBITDA-Pro Forma provide investors with additional information and allow a better understanding of the results of operational activities separate from the financial impact of decisions made for the long-term benefit of CEOC.
Adjusted EBITDA and LTM Adjusted EBITDA-Pro Forma include the results and adjustments of CEOC on a consolidated basis without the exclusion of CEOC's unrestricted subsidiaries, and therefore, are different than the calculations used to determine compliance with debt covenants under the credit facility. The reconciliation of net loss attributable to CEOC to LTM Adjusted EBITDA-Pro Forma on the following page includes an additional calculation to exclude the LTM Adjusted EBITDA-Pro Forma of the unrestricted subsidiaries of CEOC resulting in an amount used to determine compliance with debt covenants ("LTM Adjusted EBITDA-Pro Forma - CEOC Restricted").
Because not all companies use identical calculations, the presentation of CEOC's Adjusted EBITDA, LTM Adjusted EBITDA-Pro Forma, and LTM Adjusted EBITDA-Pro Forma - CEOC Restricted may not be comparable to other similarly titled measures of other companies.
The following table reconciles net loss attributable to CEOC to Adjusted EBITDA for the periods indicated:

	Quarter Ended June 30,
(In millions)	2013	2012
Net loss attributable to CEOC	$(262.0)	$(278.7)
Interest expense, net of capitalized interest and interest income	516.9	469.5
Benefit for income taxes (a)	(141.6)	(132.7)
Depreciation and amortization (b)	136.5	173.4
EBITDA	249.8	231.5
Project opening costs, abandoned projects and development costs (c)	14.7	2.0
Acquisition and integration costs (d)	5.6	0.9
Loss on early extinguishment of debt (e)	0.1	—
Net income/(loss) attributable to non-controlling interests, net of (distributions) (f)	(0.9)	0.4
Impairments of intangible and tangible assets (g)	80.3	134.0
Non-cash expense for stock compensation benefits (h)	11.4	5.2
Gain on sale on partial sale of subsidiary (i)	(44.1)	—
Other items (j)	12.2	10.4
Adjusted EBITDA	$329.1	$384.4

The following table reconciles net loss attributable to CEOC to Adjusted EBITDA for the periods indicated, and reconciles net loss attributable to CEOC to LTM Adjusted EBITDA-Pro Forma, and LTM Adjusted EBITDA-Pro Forma - CEOC Restricted for the last twelve months ended June 30, 2013.

	(1)	(2)	(3)
(In millions)	Six Months Ended June 30, 2013	Six Months Ended June 30, 2012	Year Ended December 31, 2012	(1)-(2)+(3) LTM
Net loss attributable to CEOC	$(472.9)	$(607.6)	$(1,627.4)	$(1,492.7)
Interest expense, net of capitalized interest and interest income	1,066.9	1,001.2	1,995.7	2,061.4
Benefit for income taxes (a)	(413.5)	(309.5)	(884.5)	(988.5)
Depreciation and amortization (b)	290.3	349.8	701.7	642.2
EBITDA	470.8	433.9	185.5	222.4
Project opening costs, abandoned projects and development costs (c)	33.9	10.0	55.9	79.8
Acquisition and integration costs (d)	17.4	0.9	5.8	22.3
Loss on early extinguishments of debt (e)	36.8	—	—	36.8
Net income/(loss) attributable to non-controlling interests, net of (distributions) (f)	(0.4)	(1.8)	(4.2)	(2.8)
Impairments of intangible and tangible assets (g)	127.0	308.0	1,165.7	984.7
Non-cash expense for stock compensation benefits (h)	13.9	16.5	33.4	30.8
Adjustments for recoveries from insurance claims for flood losses (k)	—	(6.6)	(6.6)	—
Gain on sale of discontinued operations (l)	0.7	—	(9.3)	(8.6)
Gain on sale on partial sale of subsidiary (i)	(44.1)	—	—	(44.1)
Other items (j)	23.3	27.1	53.3	49.5
Adjusted EBITDA	$679.3	$788.0	$1,479.5	1,370.8
Proforma adjustments related to properties (m)				9.0
Pro forma adjustment for estimated cost savings yet-to-be-realized (n)				105.5
Pro forma adjustments for discontinued operations (o)				(14.3)
LTM Adjusted EBITDA-Pro Forma				1,471.0
LTM Adjusted EBITDA-Pro forma of CEOC's unrestricted subsidiaries				(112.6)
LTM Adjusted EBITDA-Pro Forma - CEOC Restricted				$1,358.4

(a)
Amounts include a benefit for income taxes related to discontinued operations of $0.0 million and $3.9 million for the second quarter of 2013 and 2012, respectively, a benefit for income taxes related to discontinued operations of $2.8 million for the six months ended June 30, 2013, and a provision for income taxes related to discontinued operations of $3.0 million and $50.1 million for the six months ended June 30, 2012 and for the year ended December 31, 2012, respectively.

(b)
Amounts include depreciation and amortization related to discontinued operations of $7.3 million for the second quarter of 2012 and depreciation and amortization related to discontinued operations of $0.2 million, $16.1 million and $29.0 million for the six months ended June 30, 2013 and 2012 and for the year ended December 31, 2012, respectively. There was no depreciation and amortization related to discontinued operations for the second quarter of 2013.

(c)
Amounts represent pre-opening costs incurred in connection with new property openings and expansion projects at existing properties, as well as any non-cash write-offs of abandoned development projects. Amounts include reserves related to the closure of Alea Leeds in March 2013 which are included in loss from discontinued operations of $15.8 million for the six months ended June 30, 2013. There were no reserves related to discontinued operations for the second quarter of 2013 and 2012, the six months ended June 30, 2012 and for the year ended December 31, 2012.

(d)	Amounts include certain costs associated with acquisition and development activities and reorganization activities which are infrequently occurring costs.

(e)
Amounts represent the difference between the fair value of consideration paid and the book value, net of deferred financing costs, of debt retired through debt extinguishment transactions, which are capital structure-related, rather than operational-type costs.

(f)
Amounts represent minority owners’ share of income/(loss) from CEOC's majority-owned consolidated subsidiaries, net of cash distributions to minority owners, which is a non-cash item as it excludes any cash distributions.

(g)
Amounts represent non-cash charges to impair intangible and tangible assets primarily resulting from changes in the business outlook in light of economic conditions. Amounts include impairment charges related to discontinued operations of $101.0 million for the quarter ended June 30, 2012 and impairment charges related to discontinued operations of $26.7 million, $101.0 million and $101.0 million for the six months ended June 30, 2013 and 2012 and for the year ended December 31, 2012, respectively. There were no impairment charges related to discontinued operations for the second quarter of 2013.

(h)	Amounts represent non-cash stock-based compensation expense related to stock options and restricted stock granted to CEOC's employees.

(i)	Amounts represent the gain recognized on the sale of 45% of Baluma S.A to Enjoy.

(j)
Amounts represent add-backs and deductions from EBITDA, whether permitted and/or required under the indentures governing CEOC’s existing notes and the credit agreement governing CEOC’s senior secured credit facilities, included in arriving at LTM Adjusted EBITDA-Pro Forma - CEOC Restricted but not separately identified. Such add-backs and deductions include litigation awards and settlements, severance and relocation costs, permit remediation costs, gains and losses from disposals of assets, costs incurred in connection with implementing the Company's efficiency and cost-saving programs, CEOC's insurance policy deductibles incurred as a result of catastrophic events such as floods and hurricanes, non-cash equity in earnings of non-consolidated affiliates (net of distributions), and adjustments to include controlling interests' portion of Baluma S.A. adjusted EBITDA.

(k)	Amounts represent adjustments for insurance claims related to lost profits during the floods that occurred in 2011.

(l)	Amount represents the gain recognized on the sale of the Harrah's St. Louis casino.

(m)
Amounts represent the estimated annualized impact of operating results related to newly completed construction projects, combined with the estimated annualized EBITDA impact associated with properties acquired during the period.

(n)
Amount represents adjustments of CEOC to reflect the impact of annualized run-rate cost-savings and anticipated future cost savings to be realized from the Company's announced Project Renewal and other profitability improvement and cost savings programs.

(o)	Per CEOC's senior secured credit facilities, EBITDA related to the Company's discontinued operations are deducted from LTM Adjusted EBITDA - Pro Forma.

APPENDIX A
SUPPLEMENTAL REGIONAL INFORMATION
The following tables are provided for prior quarter comparative purposes only. The reconciliation of net loss attributable to Caesars to Property EBITDA is located in the body of this release.

CAESARS ENTERTAINMENT CORPORATION
(UNAUDITED)

	Quarter Ended June 30, 2013
(In millions)	Louisiana/ Mississippi Region	Iowa/ Missouri Region	Illinois/ Indiana Region	Other Nevada Region	Other U.S.
Net Revenue	$268.1	$115.9	$258.7	$105.4	$748.1

Income/(loss) from operations	$(54.6)	$35.9	$47.5	$15.5	44.3
Depreciation and amortization	15.1	6.7	17.0	3.9	42.7
Amortization of intangible assets	5.5	—	0.3	3.5	9.3
Intangible and tangible asset impairment charges	79.3	—	3.0	—	82.3
Write-downs, reserves, and project opening costs, net of recoveries	5.0	(1.0)	—	—	4.0
(Income)/loss on interests in non-consolidated affiliates	(0.2)	—	—	—	(0.2)
Property EBITDA	$50.0	$41.6	$67.8	$22.9	$182.3

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.
(UNAUDITED)

	Quarter Ended June 30, 2013
(In millions)	Louisiana/ Mississippi Region	Iowa/ Missouri Region	Illinois/ Indiana Region	Other Nevada Region	Other U.S.
Net Revenue	$268.1	$115.9	$258.7	$66.7	$709.4

Income/(loss) from operations	$(54.6)	$35.9	$47.5	$6.3	35.1
Depreciation and amortization	15.1	6.7	17.0	2.9	41.7
Amortization of intangible assets	5.5	—	0.3	0.5	6.3
Intangible and tangible asset impairment charges	79.3	—	3.0	—	82.3
Write-downs, reserves, and project opening costs, net of recoveries	5.0	(1.0)	—	—	4.0
(Income)/loss on interests in non-consolidated affiliates	(0.2)	—	—	—	(0.2)
Property EBITDA	$50.0	$41.6	$67.8	$9.7	$169.1